EXHIBIT 10.1
                                                                    ------------

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into as of November 11, 2004, by and among Business Tech Solutions Group, Inc. a New Jersey corporation ("Seller"), Peter Conway, an individual ("Conway") and BTSG Acquisition Corp. , a New Jersey corporation ("Buyer"), a wholly owned subsidiary of SWK Technologies, Inc., a Delaware corporation ("SWK").

                                    RECITALS

WHEREAS, the Seller has developed, owns and licenses the enhancements to Best Software's BusinessWorks software, as well as other software (the "Software Assets"), including but not limited to the related source code, documentation and related Intellectual Property (as defined in Section 1.1) relating to the Software Assets; and

WHEREAS, the Seller wishes to sell the Software Assets, including but not limited to the source code and all documentation related to the Software Assets, including certain other assets of the Seller; and

WHEREAS, the Buyer wishes to purchase the Software Assets and other certain assets of the Seller;

NOW THEREFORE, Seller and Buyer agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

          "Action" shall mean any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation, or threat thereof, by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and any member, general partner, director, officer or employee of such Person. For purposes of this definition of Affiliate, "control" shall mean the power of one or more Persons to direct the affairs of the Person controlled by reason of ownership of voting stock, contract or otherwise.

          "Damages" shall mean any and all costs, losses, damages, liabilities, demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys' fees incident thereto, incurred in connection with any claim for indemnification arising out of this Agreement and any and all amounts paid in settlement of any such claim.

          "Intellectual Property" shall mean all copyrights, copyright registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, mask works, tradenames, trademarks, service marks, product information and data, know-how and development work-in-progress, customer lists, software, business correspondence and marketing plans and other intellectual or intangible property that comprise or are necessary to the use of the Software Assets, whether pending, applied for or issued, whether filed in the United States or in other countries, including, without limitation, all associated goodwill; all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are embodied in, derived from or relate to the Software Assets, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Software Assets.

          "Knowledge" shall mean an individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter. Seller shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or other representative of Seller has Knowledge of such fact or other matter.

          "Person" shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture, or governmental agency or authority.

         "Purchased Assets" shall have the meaning stated in Section 2.1 in the Agreement.

          "Software Assets" shall have the meaning stated in the Recitals to this Agreement.

          "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Software Assets or which could become a charge against or lien on the Software Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.

                                   ARTICLE II.
                      PURCHASE AND SALE OF SOFTWARE ASSETS

     2.1 TRANSFER OF PURCHASED ASSETS. Pursuant to the terms and subject to the conditions of this Agreement, in exchange for the consideration set forth in
Section 2.2 below, at the Closing, Seller shall sell, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Software Assets, as well as the other assets listed on Schedule 2.1 (hereinafter collectively referred to as the "Purchased Assets").

     2.2 PURCHASE PRICE/ PAYMENT PROCEDURE. As consideration for the Purchased Assets, Buyer shall tender Seller the consideration set forth below:

          (a) The total purchase price of Thirty-five Thousand Dollars ($35,000) (the "Purchase Price") payable in the form of Trey Resources, Inc. Class A Common Stock (the "Buyer's Stock).

          (b) The number of shares of Buyer's Stock shall be calculated by dividing the Purchase Price by the average closing price of the Trey Resources, Inc. Class A Common Stock as quoted on the NASD OTC Bulletin Board for five (5) trading days prior to the Closing Date.

          (c) The Buyer's Stock shall not be registered under the Securities Act of 1933, as amended, (the "Act"), but may be traded pursuant to Rule 144 as promulgated by the Securities Exchange Commission pursuant to the Act. The Buyer shall use all reasonable efforts to have their counsel provide an opinion so that the Buyer's Stock may be traded pursuant to Rule 144.

          (d) The Buyer shall pay the Seller a royalty equal to fifteen percent (15%) on the net sales of the Seller's proprietary Software Assets for a period of three (3) years following the Closing Date.

     2.3 LIABILITIES OF SELLER. The Seller will not assign and the Buyer will not assume any liabilities of the Seller, except for those liabilities included in Schedule 2.3 attached hereto.

     2.4 SELLER'S ACCOUNT RECEIVABLES. The Seller will not sell and the Buyer will not purchase the Seller's account receivables recorded on or prior to the Closing Date, but the Buyer will attempt make reasonable attempts to collect monies owed the Seller from the customers listed on the Customer List appearing in Schedule 2.1 herein and thereafter, remit such collections to the Seller within thirty (30) days from the date of collection.

     2.5 SELLER'S ACCOUNTS PAYABLE. Seller hereby authorizes Buyer to pay first, from the proceeds of the collection of Seller's accounts receivable in accordance with Paragraph 2.4 herein, all of Seller's accounts payable which were outstanding at the time of the closing of the transaction contemplated by this Agreement. Notwithstanding the above, the Buyer shall not assume any accounts payable obligations of the Seller, except for those payables described in Schedule 2.3 herein.

                                  ARTICLE III.
                                     CLOSING

     3.1 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. Eastern Standard Time at the offices of Trey Resources, Inc. 293 Eisenhower Parkway, Livingston, NJ 07039, on November 11, 2004, or at such other time and place as the parties may agree (the "Closing Date") provided that all of the Closing conditions set forth in Section 3.3 hereof shall have occurred.

     3.2 DELIVERIES. Together with an executed counterpart of this Agreement, the following items shall be delivered by the parties at the Closing:

          (a)  BY BUYER. Buyer shall deliver:

               (i) a certificate evidencing the Buyer's Stock;

               (ii) the Employment Agreement described in Section 6.1(a) executed by Buyer.

          (b)  BY SELLER. Seller shall deliver to Buyer:

               (iii) one or more Bills of Sale, in form and substance satisfactory to Buyer and sufficient to convey the Purchased Assets to Buyer;

               (iv) such electronic and paper copies and representations of the Intellectual Property as may in Buyer's reasonable judgment be necessary to convey the Intellectual Property to Buyer;

               (v) the Employment Agreement described in Section 6.1(a) executed by Seller;

               (vi) an Assignment of Seller's rights to the corporate name "Business Tech Solutions Group, Inc.

               (vii) such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby.

               (viii) delivery of all source code and documentation related to the Software Assets.

               (ix) delivery of all consents, approvals, and assignments necessary to consummate the transaction contemplated under this Agreement including, but not limited to: landlord's consent to assignment of the premises located at 777 Passaic Avenue, Clinton, New Jersey, third party software vendors consents and reseller agreement consents. At such time as landlord consents to the assignment of Seller's lease to Buyer, the security deposit currently posted by Seller with the Landlord shall be remitted back to Seller.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that:

     4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, affect the Purchased Assets in a materially adverse manner.

     4.2 AUTHORIZATION. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against it in accordance with its respective terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

     4.3 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Seller in such a manner as to give rise to any valid claim against Buyer for any broker's or finder's commission, fee or similar compensation and Seller and Peter Conway, personally, shall indemnify Buyer and hold it harmless from any liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based on any agreement, arrangement or understanding made by or on behalf of Seller.

     4.4 LITIGATION, PROCEEDINGS AND APPLICABLE LAW. There are no Actions, suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to Seller's Knowledge, threatened (a) against Seller which, if determined adversely against Seller, would have a material adverse effect on Seller's or Buyer's ability to use the Intellectual Property in the manner in which it is now being used by Seller or (b) seeking to delay or enjoin the consummation of the transactions contemplated hereby. To the Knowledge of Seller, there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign, judicial or administrative authority in any proceeding to which Seller is or was a party relating to the Software Assets.

     4.5 NO CONFLICT OR VIOLATION. Neither the execution, the delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will result in (i) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (ii) a material breach or termination of, or a material default under, any term or provision of any contract to which Seller is a party or an event which, with notice, lapse of time, or both, would result in any such material breach, such termination or such material default, or (iii) a material violation by Seller of any Legal Requirement or an event which, with notice, lapse of time or both, would result in such a material violation.

     4.6 INTELLECTUAL PROPERTY. Seller owns all rights to the Software Assets without any conflict or infringement of the intellectual property rights of others. All source code included within the Intellectual Property constitutes a trade secret of Seller and is not part of the public knowledge or literature, and Seller has taken reasonable action to protect such source code as a trade secret.

          (b) Schedule 4.6(b) lists (i) all patents and patent applications and all registered copyrights, trade names, trademarks, service marks and other company, product or service identifiers included in the Intellectual Property, and specifies the jurisdictions in which each of the foregoing has been registered, including the respective registration numbers, and/or any application for any such registration has been filed; (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller or any other Person is authorized to use any Intellectual Property; and (iii) all licenses under which Seller is or may be obligated to make royalty or other payments. Seller and Buyer acknowledge that Schedule 4.6(b) will state none. Copies of all licenses, sublicenses and other agreements identified pursuant to clauses (ii) and (iii) above have been delivered by Seller to Buyer.

          (c) Seller is not in violation in any material respect of any license, sublicense or agreement described in Schedule 4.6(b). As a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder, neither Seller nor Buyer shall be in violation in any material respect of any license, sublicense or agreement described in such schedule.

          (d) Seller is the sole owner of all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests) all non-public domain Intellectual Property necessary to fully exploit the Software Assets and has full rights to the use, sale, license or disposal thereof. Except as expressly set forth in Schedule 4.6(b), no other Person has any rights with respect to any of the Intellectual Property, nor is any consent or approval of any third party needed to fully utilize and exploit the Software Assets as presently configured.

          (e) No claims with respect to the Intellectual Property have been asserted to Seller, or, to Seller's Knowledge, are threatened by any person, and Seller knows of no claims (i) to the effect that Seller infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property.

          (f)  [Intentionally omitted]

          (g)  To the Knowledge of Seller, and except as expressly set forth in
Schedule 4.6(b), there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party. Seller has not been sued or, to Seller's Knowledge, charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights that comprise the Software Assets. Seller does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of any third party insofar as the Software Assets are concerned.

          (h) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, except in the ordinary course of business. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property. Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property developed or owned by Seller.

          (i) Except as set forth in Schedule 4.6(b), no person has a license to use or the right to acquire a license to use any future version of any product based on the Intellectual Property or any product based on the Intellectual Property that is under development, and no agreement to which Seller is a party will restrict Buyer from charging customers for any such new version or product.

     4.7 ASSETS GENERALLY. Seller holds good and marketable title, license to or leasehold interest in all of the Purchased Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Purchased Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Purchased Assets free and clear of any encumbrances and there exists no restriction on the use or transfer of the Purchased Assets. No Person other than Seller has any right or interest in the Purchased Assets, including the right to grant interests in the Purchased Assets to third parties.

     4.8 PRODUCTS. The Software Assets operate in compliance with Seller's specifications for such products. Buyer acknowledges that such Software Assets, while operable for their intended use, may contain certain defects. Accordingly, Buyer is acquiring these Software Assets on an "As-Is, Where-Is' basis, with no further warranty as to merchantability or usability being provided by Seller.

     4.9 RECEIPT OF SHARES ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Seller in reliance upon Seller's representation, which by Seller's execution of this Agreement Seller hereby confirms, that the shares being issued to Seller hereunder are being acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer's Stock.

     4.10 DISCLOSURE OF INFORMATION. Seller believes that it has received all the information necessary or appropriate for deciding whether to receive the Buyer's Stock as part of the consideration for the Purchased Assets. Seller further represents that its officers and agents have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions pertaining to the Buyer's Stock and the business, properties, prospects and financial conditions of Buyer. Seller has arrived at an independent view concerning the value of Buyer, recognizes that the transactions in which Seller is acquiring the Buyer's Stock is occurring in an arms' length transaction and is not relying upon any statements by Buyer as to the value of Buyer or the Buyer's Stock.

     4.11 SHAREHOLDERS OF SELLER. Peter Conway is the sole shareholder of the Seller.

     4.12 The Seller is solvent, and is currently paying its outstanding obligations to vendors, lenders, employees, governmental entities (including tax authorities), and other third parties as such obligations become due.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     5.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     5.2 AUTHORIZATION. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. This Agreement and has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

     5.3 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Buyer in such a manner as to give rise to any valid claim against Seller for any broker's or finder's commission, fee or similar compensation.

     5.4 CONSENTS AND APPROVALS. No consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE VI.
                                CERTAIN COVENANTS

     6.1 COVENANTS OF BOTH PARTIES. Buyer, on the one hand, and Seller, on the other hand, each covenant to the other that:

          (a) EMPLOYMENT AGREEMENT. Buyer and Seller shall enter into a Employment Agreement substantially in the form of Exhibit A hereto for services to be provided by Peter Conway commencing immediately after the Closing.

          (b) FURTHER ASSURANCES. Each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder. From and after the execution hereof, Seller will promptly refer all inquiries with respect to the ownership of the Purchased Assets to Buyer and execute such documents as Buyer may reasonably request from time to time to evidence transfer of the Purchased Assets to Buyer.

     6.2  SELLER'S COVENANTS.  Seller covenants to Buyer that:

          (a) COOPERATION AND TRANSITION ASSISTANCE. Seller shall use its best efforts to facilitate the transition of customers, customer support services, and development, marketing and sales functions related to the Purchased Assets to Buyer, and shall direct any new inquiries regarding the Purchased Assets to Buyer or its assignee.

          (b) DOCUMENTATION. Seller shall provide Buyer with full and complete documentation, both written and computer generated, relating to the business that Seller has conducted using the Purchased Assets, including all correspondence and files relating to their development.

          (c) CHANGE OF CORPORATE NAME. Within seven (7) days from the Closing Date, the Seller agrees to change its corporate name to a name that is not similar to its present name.

     6.3 BUYER'S COVENANTS. Buyer covenants to Seller that the Small Business Services Division ("SBSD") of SWK, of which Peter Conway will be director, will operate on the basis of an operating plan and budget to be mutually agreed upon by Peter Conway and Jeffrey Roth such budget to be finalized by December 15, 2004.

                                  ARTICLE VII.
                                 INDEMNIFICATION

     7.1 INDEMNIFICATION BY THE BUYER. In the event Buyer (i) breaches or is deemed to have breached any of the representations and warranties contained in
Article IV herein, or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, Buyer shall hold harmless, indemnify and defend Seller, and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by Seller to the extent such Damages arise or result from a breach by Buyer of any such representations or warranties or a violation of any covenant in this Agreement.

     7.2  INDEMNIFICATION BY SELLER.

          (a) Notwithstanding any investigation by Buyer or its representatives, Seller and Peter Conway, personally, will, jointly and severally, indemnify, hold Buyer, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Buyer Parties") harmless from any and all Damages, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys' fees that any Buyer Parties may suffer or incur as a result of or relating to:

               (i) the breach of any representation or warranty made by Sellers in this Agreement;

               (ii) all Taxes allocable to any taxable period (or any portion thereof) ending on or before the Closing Date.;

               (iii) any claim commenced by any third party relating to actions or omissions of Seller (or any of their Affiliates) that occurred prior to the Closing Date. Notwithstanding the above, indemnification by the Seller for customer third party claims relating to product or service performance only, shall be limited to Five Thousand Dollars ($5,000) , which sum will be paid to Buyer by Seller by a mutually agreed upon reduction in Peter Conway's bi-weekly salary, or alternatively, by a mutually agreed upon reduction in Peter Conway's annual bonus; and/or

               (iv) any claim or liability not disclosed in the financial statements delivered on the Closing Date or incurred in the ordinary course of business consistent with past practice .

     7.3 NOTIFICATION OF CLAIMS. If any party or parties (the "Indemnified Party") reasonably believes that it is entitled to indemnification hereunder, or otherwise receives notice of the assertion or commencement of any third-party claim, action, or proceeding (a "Third-Party Claim"), with respect to which such other party or parties (the "Indemnifying Party") is obligated to provide indemnification pursuant to Section 7.1 or 7.2 above, the Indemnified Party shall promptly give the Indemnifying Party written notice of such claim for Indemnification (an "Indemnity Claim"). Any claim for indemnification under this
Section 7 must be brought prior to the expiration of the survival period for the representation and warranty as set forth in Section 9.1. The delivery of such notice of Indemnity Claim ("Claim Notice") shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnifying Party shall have twenty (20) days from the receipt of a Claim Notice (the "Notice Period") to notify the Indemnified Party of whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Indemnity Claim.

     7.4 RESOLUTION OF CLAIMS. With respect to any Indemnity Claim involving a Third-Party Claim, following prompt notification of the Indemnifying Party, the Indemnified Party shall proceed with the defense of such Third-Party Claim. During such defense proceedings, the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to the proceedings. The Indemnifying Party shall have a right to be present at the negotiation, defense and settlement of such Third-Party Claim. The Indemnified Party shall not agree to any settlement of the Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Following entry of judgment or settlement with respect to the Third-Party Claim, any dispute as to the liability of the Indemnifying Party with respect to the Indemnity Claim shall be resolved as provided in Section 7.5.

          (b) With respect to any Indemnity Claim not involving a Third-Party Claim, if the Indemnifying Party disputes its liability within the Notice Period, the liability of the Indemnifying Party shall be resolved in accordance with Section 7.5.

          (c) In the event that an Indemnified Party makes an Indemnity Claim in accordance with Section 7.3 and the Indemnifying Party does not dispute its liability within the Notice Period, the amount of such Indemnity Claim shall be conclusively deemed a liability of the Indemnifying Party.

     7.5 ARBITRATION. All disputes under this Agreement shall be settled by arbitration in Newark, New Jersey before a single arbitrator pursuant to the commercial law rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this
Section 7.5. The arbitrator shall be selected by the joint agreement of the Indemnifying Party and Indemnified Party, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding without right of appeal. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 7.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

                                  ARTICLE VIII.
           RESTRICTIONS ON TREY RESOURCES, INC. CLASS A COMMON SHARES

     The Buyer's Stock issued to Buyer pursuant to this Agreement shall be subject to the following restrictions:

     (a) Legends on Stock Certificates. Each certificate representing shares issued pursuant to this Agreement shall be endorsed with the following legends:


                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT EXEMPTIONS FROM SUCH REGISTRATION AND FROM THE PROVISIONS OF ANY APPLICABLE STATE "BLUE SKY" LAWS ARE AVAILABLE.


                                   ARTICLE IX.
                                  MISCELLANEOUS

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and indemnities included or provided for in this Agreement or in any agreement, schedule or certificate or other document or instrument delivered pursuant to this Agreement will survive the Closing Date for a period of thirty-six (36) months. No claim may be made by any party hereto unless written notice of the claim is given within that thirty-six month period; provided, however, that the foregoing limitation period will not apply to a breach of any representation, warranty or covenant known to any party before the Closing Date.

     9.2 SETOFF. Buyer may set off any amount that may be owed to it by Seller under this Agreement against any amount otherwise payable to Seller by Buyer, but any such setoff shall in no manner limit Seller's liability, if any, to Buyer.

     9.3 Covenant Not To Compete. For a period of three (3) years following the Closing Date, Seller will not do any of the following, either directly or indirectly, anywhere in the United States. In the event that Seller improperly competes with Buyer in violation of this Section, the period during which they engage in such competition shall not be counted in determining the duration of the three (3) year non-compete restriction:

          (a) For purposes of this Section 9.3, "Competitive Activity" shall mean any activity relating to, in respect of or in connection with, directly or indirectly, the information technology consulting business and the business of reselling business software;

          (b) Neither Seller nor Peter Conway shall solicit or perform services in connection with any Competitive Activity for any current customers of Buyer or any party who was a customer during the past two (2) years except as otherwise permitted under the Employment Agreement;

          (c) Neither Seller nor Peter Conway shall solicit or perform services in connection with any Competitive Activity for any customer listed on Schedule 2.1A attached hereto;

          (d) Neither Seller nor Peter Conway shall solicit for employment or employ any then current employees employed by Buyer without Buyer's consent; or

          (e) For a period of three (3) years following the Closing Date, Peter Conway shall not compete with the Company in any fashion, and shall not work for, advise, be a consultant to or an officer, director, agent or employee of or otherwise associate with any person, firm, corporation or other entity which is engaged in or plans to engage in a Competitive Activity.

          (f) For a period of three (3) years following the Closing Date, Peter Conway shall not encourage or solicit any employee of the Seller or any affiliate to leave the Buyer's or any affiliate of the Buyer's employ for any reason or interfere in any material manner with employment relationships at the time existing between the Buyer and its current employees, except as may be required in any bona fide termination decision regarding any Seller employee.

          (g) For a period of three (3) years following the Closing Date, Peter Conway shall not encourage or solicit any customer of the Seller or any affiliate to purchase a product that competes with a product of the Buyer or any affiliate.

     9.4 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, neither the Seller (nor their respective shareholders, officers and directors) shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the Buyer.

     9.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer may, without need for any consent or notice to Seller, assign all of its rights and obligations under this Agreement to any Affiliate of Buyer, and such assignment shall release Buyer of all of its liabilities and obligations to Seller, provided such liabilities and obligations are fully assumed by Buyer's assignee.

     9.6 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered by telecopy or other facsimile (with receipt acknowledged), delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), to the addresses of the parties appearing on the signature page of this Agreement or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

     9.7 CHOICE OF LAW. This Agreement shall be governed under and construed in accordance with the laws of the State of New Jersey without regard to its choice of law principles. For purposes of any dispute or controversy arising under this Agreement or the transactions contemplated hereby, the parties mutually consent to the exclusive jurisdiction of the courts of the State of New Jersey..

     9.8 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.9 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signature pages shall be considered originals.

     9.10 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     9.11 PETER CONWAY. Conway as sole shareholder and President of the Seller, hereby agrees to guarantee the performance by the Seller of its obligations herein and the accuracy of the Seller's representations and warranties under this Agreement. Conway hereby agrees that the Buyer may look to Conway for performance of the Seller's obligations herein, including, but not limited to the Seller's obligations under Article VII.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.



Address for Notice                         BUSINESS TECH SOLUTIONS GROUP, INC.
                                           a New Jersey corporation
777 Passaic Avenue
Clifton, NJ 07012
                                           By: _______________________
                                               Peter Conway
                                               President


Address for Notice                         PETER CONWAY
                                           an individual
777 Passaic Avenue
Clifton, NJ 07012
                                           By: _______________________
                                               Peter Conway


Address for Notice                         BTSG ACQUISITION CORP.
                                           a New Jersey corporation
293 Eisenhower Parkway
Livingston, NJ 07039
                                           By: _______________________
                                               Jeffrey Roth
                                               President

with a copy to:

Lawrence A. Muenz, Esquire
Meritz & Muenz LLP
2021 O Street, NW
Washington, DC 20036

                                  Schedule 2.1


                              ASSETS TO BE ACQUIRED

i)   The corporate name "Business Tech Solutions Group, Inc."

ii) The source code and all documentation relating to enhancements the Seller has made for Best Software's BusinessWorks' software, including, but not limited to: BW Xchange, BW EDI Xchange and BW Ecom Xchange, and Crystal Reports to be used with BusinessWorks' software.

iii) The source code and documentation for all other software owned by the Seller including, but not limited to: Bus Scheduling and Billing Program, Custom Pricing Program, Sales Commission Processing Program, Sales Returns Processing Program, and the Oilmatic Truck Route Delivery Program. Buyer acknowledges that Seller does not hold clear title to the Oilmatic Truck Route Delivery Program, and that resale of this product will be subject to the completion of a negotiated agreement with Oilmatic, Inc.

(iv) All reseller agreements entered into by Business Tech Solutions Group, Inc., including specifically all reseller agreements with Best Software.

(v) The customer list of Business Tech Solutions Group, Inc., a copy of which is attached hereto as Exhibit 2.1A.

(v)  The leasehold at 777 Passaic Avenue, Clifton, New Jersey.

(vi) All furniture, fixtures, and equipment owned by Seller.

                                 Schedule 2.1 A

                                List of Customers

                                  Schedule 2.3

Liabilities Assumed


     A) Leasehold interest for the property located at 777 Passaic Avenue Clifton, NJ 07012.

     B)  Trade payables in an amount not to exceed $19,000.

     C)  Health insurance premiums due and payable after the Closing Date.




LEASES

GE Cap. - Canon Copier 5/26/05 (Must cancel 90 days prior in 2/05)     321.00
          Bizfone - 12/26/04 (Must cancel 9/04)

GE Cap.Colonial - Computer Equipment 4/30/05                           958.00
(Must cancel 90 days prior in 1/05)

Dell - Laptop 12/3/04 ($1 BUY OUT) automatic debit from checking.       95.36

                                Schedule 4.6 (b)


            Patents, Trademarks, Service Marks, and Licenses Granted

                                      None